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                                  EXHIBIT 23(b)

                          INDEPENDENT AUDITORS' CONSENT


[KPMG LOGO]



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors of Lindsay Manufacturing Co.:

We consent to the use of our reports dated November 4, 2005, with respect to the consolidated balance sheets of Lindsay Manufacturing Co. as of August 31, 2005 and 2004, and the related consolidated statements of operations, shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended August 31, 2005, and related financial statement schedule, management's assessment of the effectiveness of internal control over financial reporting as of August 31, 2005 and the effectiveness of internal control over financial reporting as of August 31, 2005, incorporated herein by reference.


                                  /s/ KPMG LLP


Omaha, Nebraska
February 6, 2006